UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2018

Hilltop Holdings Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-31987	84-1477939
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2323 Victory Avenue, Suite 1400
Dallas, Texas	75219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 855-2177

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Section 8 — Other Events

Item 8.01 Other Events.

Hilltop Holdings Inc. (the “Company”) previously disclosed that its wholly owned, indirect subsidiary, PrimeLending, A PlainsCapital Company (“PrimeLending”), was subject to a False Claims Act investigation being conducted by the United States Department of Justice (the “DOJ”) relating to the origination of mortgage loans that were insured by the Federal Housing Administration. In order to avoid the delay, uncertainty, inconvenience and expense of protracted ligation that may be associated with this investigation, on October 23, 2018, PrimeLending entered into a Settlement Agreement and an Indemnification Agreement with the DOJ and the United States Department of Housing and Urban Development (“HUD”), respectively.  In these agreements, PrimeLending did not admit to any liability or wrongdoing, and the DOJ and HUD did not make any concessions with respect to their alleged claims. These agreements provide for payments to each of the DOJ and HUD of $6.75 million, or $13.5 million in the aggregate.  In exchange for these payments, each of the DOJ and HUD released any civil claims it may have related to certain mortgage loans originated by PrimeLending. As of September 30, 2018, these amounts were included in the Company’s reserve for indemnification liability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hilltop Holdings Inc.,
a Maryland corporation

Date: October 25, 2018	By:	/s/ Corey G. Prestidge
	Name:	Corey G. Prestidge
	Title:	Executive Vice President,
General Counsel & Secretary